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                                                                    Exhibit 99
                                                                    ----------


                    PACIFIC TELESIS CHANGES ITS ACCOUNTING;
                TAKES ONE-TIME, NON-CASH CHARGE OF $3.3 BILLION

SAN FRANCISCO -- Pacific Telesis announced today that its Pacific Bell subsidiary is discontinuing the use of accounting rules for regulated companies because of the competitive environment which Pacific Bell now faces. As a result of discontinuing these rules, known as Statement of Financial Accounting Standards No. 71 (SFAS 71), the company will record a one-time, non-cash accounting charge during the third quarter of 1995 of $3.3 billion, after taxes, or about $7.70 per share.

"After assessing recent and proposed orders by the California Public Utilities Commission (CPUC) and Federal Communications Commission (FCC), we recognize that as the company changes to meet competition our accounting processes must change, too," said Bill Downing, Chief Financial Officer for Pacific Telesis.

Accounting rules, set by the Financial Accounting Standards Board, require regulated companies subject to traditional forms of regulation, such as telecommunications firms and other utilities, to follow SFAS 71. When the business environment becomes highly competitive and less regulated, as is now occurring with telecommunications companies in California and throughout the nation, these companies must discontinue the use of the SFAS 71 accounting rules.

"The discontinuance of SFAS 71 is for public financial reporting only," said Peter Darbee, Chief Financial Officer of Pacific Bell, "and has no effect on Pacific Bell's customers."

Telecommunications companies nationwide are discontinuing SFAS 71 accounting as the long-standing regulatory environment gives way to a new, vigorously competitive business environment. Pacific Telesis is the sixth Regional Bell Company to discontinue SFAS 71 accounting.

The extraordinary charge Pacific Telesis is taking as a result of the discontinuance of SFAS 71 accounting primarily reflects an increase in Pacific Bell's depreciation reserve to recognize shorter estimated lives for its fixed assets in a competitive market. For example, depreciable lives for copper which presently range from 19 years to 26 years will decrease to 14 years, and lives for fiber, which now range from 28 years to 30 years, will decrease to 20 years. (See attached Fact Sheet).

This accounting action has no impact on the company's customers, its debt covenants or contracts, nor does it have any effect on our ability to pay dividends or the tax treatment of dividends. The discontinuance of SFAS 71 is not expected to have a material effect on future earnings

Pacific Telesis is a diversified telecommunications corporation based in San Francisco, and the parent company of Pacific Bell.





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                                  FACT SHEET
                THIRD QUARTER 1995 FINANCIAL STATEMENT IMPACTS
                            SFAS 71 DISCONTINUANCE
                             (Dollars in millions)

ESTIMATED INCOME STATEMENT IMPACT

                                PRE-TAX            POST-TAX
                                -------            --------
Extraordinary Charges:
Regulatory Asset Write-Off       $1,000              $  650
Telephone Plant Write-Down        4,700               2,650
                                -------            --------
         TOTAL                   $5,700              $3,300


ESTIMATED BALANCE SHEET IMPACT OF TELEPHONE PLANT WRITE-DOWN

                   -------------PACIFIC BELL---------------

            Plant in    Accumulated      Net       Reserve        Revised
            Service       Reserve       Plant     Adjustment     Net Plant
           ---------    -----------   ---------   ----------   -----------

Copper        $6,700         $2,700      $4,000       $2,000        $2,000
Switches       3,400            900       2,500        1,400         1,100
Circuits       3,800          2,100       1,700          700         1,000
Fiber            400            100         300          100           200
Underground
  Conduit      2,100            500       1,600          500         1,100
             -------        -------     -------       ------       -------
Total         16,400          6,300      10,100        4,700         5,400
All other     10,000          4,400       5,600            -         5,600
             -------        -------     -------       ------       -------
Total PP&E*  $26,400        $10,700     $15,700       $4,700       $11,000
             =======        =======     =======       ======       =======

* for illustration reflects pro forma impact on Pacific Bell's June 30,1995 plant balances

                                  ASSET LIVES
                                  (in years)

                                  OLD            NEW
                                  ===            ===
Copper                          19 - 26          14
Digital Switches                 16.5            10
Digital Circuits              9.6 - 11.5          8
Fiber                           28 - 30          20
Conduit                           59             50







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